Exhibit (j)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Master Portfolio Trust

We consent to the use of our report with respect to the financial statements of Government Portfolio, a series of Master Portfolio Trust, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

September 17, 2010